Exhibit 10.2

Cocrystal Pharma, Inc.

September 15, 2015                                                                           CONFIDENTIAL

Dr. Douglas Mayers

Re: Employment Offer and Terms

Dear Doug:

This letter is to confirm the offer of employment from Cocrystal Pharma, Inc. (“COCP” or the “Company”).  This letter sets forth the terms of your employment with the Company.  You may indicate your agreement with these terms by signing and dating this letter and returning the same to me.

1. Position. Commencing on September 30, 2015, (“Commencement Date”), you will serve the Company as Chief Medical Officer (hereinafter referred to as “Employee,” “you” or “your”).  You will report directly to the Chief Executive Officer of COCP and shall perform all duties incident to the position of Chief Medical Officer as well as any other duties as may from time to time be assigned by the Board of Directors of Company or such other person as the Company may designate, which duties and authority shall be consistent, and those normally associated, with Employee’s position, and agrees to abide by all Company by-laws, policies, practices, procedures, or rules, including the Company’s standards of business conduct (“SBC”). Employee agrees to devote his best efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his position, and to this end, he will devote his full time and attention exclusively to the business and affairs of Company. Employee may not, without the express written consent of the CEO, engage in any consulting or personal services for any other company.  Employee is not precluded from performing any charitable or civic duties, provided that such duties do not interfere with the performance of his duties as an employee of the Company, do not violate the SBC or cause a conflict of interest. Employee may sit on the boards of non-Company entities during employment only if first approved in writing by the Company’s Chief Executive Officer.

2. Base Salary. Your annualized base salary will be Two Hundred Eighty Thousand Dollars (US$280,000.00) payable in accordance with the Company’s prevailing payroll practices for employees. Employee’s Base Salary will be reviewed periodically and at least at the conclusion of each Calendar year and may be increased based on Employee’s individual performance or increases in competitive market conditions pursuant to Company’s executive compensation policies. All forms of compensation from the Company will be subject to applicable withholding and payroll taxes.

3. Stock Options Inducement Grant. As an inducement to you to accept employment,  subject to the approval of the Compensation Committee of the COCP Board of Directors and the Company’s 2015 Amended Stock Incentive Plan you shall be granted options to purchase Two Million Four Hundred Thousand (2,400,000) shares of COCP’s common stock on your Commencement Date with an exercise price equal to the closing price of the common shares on the date of the grant on any exchange on which COCP’s shares are then traded (the “Inducement Grant” ). The Inducement Grant will vest in four annual installments of one quarter of the shares granted, with the first such installment to vest on the first anniversary of your Commencement Date, and shall continue to vest on that schedule unless you are terminated without cause.   In the event of a termination without cause that portion of unvested shares that would have vested in the one year (365 days) period following the termination date shall accelerate and vest effective the date of termination.

4. Bonus. You will be entitled to participate in Company’s executive bonus program as administered by its Compensation Committee. Your annual bonus shall be computed using a target that at 100% attainment is equal to 35% of your base salary.  The payment of any bonus shall be subject to the attainment of individual and Company goals as determined for you by Company. For 2015, you will be eligible for a bonus equal to up to 50% of your total annual bonus amount upon satisfactory completion of six (6) months of service with the Company.

5. Benefits. You will be entitled to participate in such benefit programs as are made available to other executive employees of the Company and subject to the terms of such programs. If you are then an employee in good standing you will be entitled to four (4) weeks paid vacation each year.  For 2015 you will receive two (2) weeks of vacation.  You will also receive sick days and other holidays in accordance with the Company’s then prevailing policies.

6. Reimbursement for Expenses. The Company shall reimburse you for approved travel and other work-related out-of-pocket, reasonable expenses incurred by you in the course of your employment, subject to Company’s applicable procedures.

7. Additional payments upon Severance. In the event of a termination without cause, you will be entitled to six (6) months of base salary.  You will also receive unpaid and accrued vacation, sick leave and any other statutory compensation earned but unpaid.

8. Place of Employment. Your place of employment is at the company’s headquarters in Tucker, Georgia and you shall be required to travel there and to other meeting places from time to time.

9. Relocation Expenses. The Company will provide you a one time payment of Five Thousand ($5,000.00) dollars as reimbursement for expenses associated with closing you current professional office.

10. Term of employment. You are an employee-at-will. You may resign or the Company may terminate your employment, at any time and for any or for no reason.  Nothing in this letter shall be construed to alter the at-will nature of your employment, nor shall anything in this letter be construed as providing you with a definite term of employment.

11. Confidentiality.  Employee recognizes and acknowledges that the Proprietary Information (as defined in below) is a valuable, special and unique asset of the business of the Company and its affiliates.  As a result, both during the Term and thereafter, Employee will not, without the prior written consent of the Company, for any reason divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company and its affiliates, any Proprietary Information.  Notwithstanding the foregoing, if Employee is compelled to disclose Proprietary Information by court order or other legal or regulatory process, to the extent permitted by applicable law, he shall promptly so notify the Company so that it may seek a protective order or other assurance that confidential treatment of such Proprietary Information shall be afforded, and Employee shall reasonably cooperate with the Company and its affiliates in connection therewith.  If Employee is so obligated by court order or other legal process to disclose Proprietary Information it will disclose only the minimum amount of such Proprietary Information as is necessary for Employee to comply with such court order or other legal process.

12. Property of the Company.

12.1    Proprietary Information.   “Proprietary Information” means any and all proprietary information developed or acquired by the Company or any of its subsidiaries or affiliates that is not specifically authorized for disclosure to the public by Company.  Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) all intellectual property and proprietary rights of the Company (including, without limitation, the Intellectual Property), (b) computer codes and instructions, processing systems and techniques, inputs and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distribution methods, (f) marketing data, methods, plans and efforts, (g) the identities of actual and prospective suppliers, (h) the terms of contracts and agreements with, the needs and requirements of, and the Company’s or its affiliates’ course of dealing with, actual or prospective suppliers, (i) personnel information, (j) customer and vendor credit information, and (k) information received from third parties subject to obligations of non-disclosure or non-use.  Failure by the Company or its affiliates to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information.   All right, title and interest in and to Proprietary Information will be and remain the sole and exclusive property of the Company and its affiliates.  Employee will not remove from the Company’s or its affiliates’ offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company or its affiliates unless necessary or appropriate in the performance of his duties to the Company and its affiliates.  If the Employee removes such materials or property in the performance of his duties, he will return such materials or property promptly after the removal has served its purpose.  Employee will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property, except to the extent necessary to satisfy contractual obligations of the Company or its affiliates or to perform his duties on behalf of the Company and its affiliates.  Upon termination of Employee’s employment with the Company, he will leave with the Company and its affiliates or promptly return to the Company and its affiliates all originals and copies of such materials or property then in his possession.

12.2     Intellectual Property.  Employee agrees that all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (f) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or (i) similar intangible personal property which have been or are developed or created in whole or in part by Employee (1) at any time and at any place while Employee is employed by Company and which, in the case of any or all of the foregoing, are related to and used in connection with the business of the Company or its affiliates, or (2) as a result of tasks assigned to Employee by the Company or its affiliates are defined as  “Intellectual Property.”  Employee further agrees that all Intellectual Property will be considered “works made for hire” as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company and its affiliates.  To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Employee retains any interest in the Intellectual Property, Employee hereby irrevocably assigns and transfers to the Company and its affiliates any and all right, title, or interest that Employee may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  The Company and its affiliates will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property.  Employee further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company, at the Company’s expense, to perfect, maintain or otherwise protect its rights in the Intellectual Property.  If the Company or its affiliates, as applicable, are unable after reasonable efforts to secure Employee’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Employee’s incapacity or any other reason whatsoever, Employee hereby designates and appoints the Company, the appropriate affiliate, or their respective designee as Employee’s agent and attorney-in-fact, to act on his behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s or its affiliates’ rights in the Intellectual Property.  Employee acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.

13. Covenant not to Compete. Employee covenants that, during his employment by the Company and for a period of six (6) months  and in the case of any program associated with influenza for twelve (12) months following immediately thereafter (the “Restricted Period”), Employee will not (except in his capacity as an employee or director of the Company) do any of the following, directly or indirectly:

13.1.   engage or participate in or with any person, firm, corporation, partnership, association or other entity engaged in developing, manufacturing, marketing, distributing or selling, directly or indirectly, anti-viral pharmaceutical products in the Hepatitis, Norovirus or Influenza categories or any other product for indications that directly competes with a product developed, manufactured, marketed, distributed or sold by the Company. (“competing Business”) A division, subsidiary or similar business unit of an entity that does not engage in the business activities described in this definition will not be considered a Competing Business even if another separate division, subsidiary or similar business unit does engage in such activities;

13.2.   become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in a Competing Business.  Notwithstanding the foregoing, Employee may hold up to 1% of the outstanding securities of any class of any publicly-traded securities of any company;

13.3.     influence or attempt to influence any employee, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Company or any of its affiliates; or

13.4.      solicit for employment or retention as an independent contractor (or arrange to have any other person or entity solicit for employment or retention) any person employed or retained by the Company or any of its affiliates.

14.   Acknowledgement.  Employee acknowledges that the restrictive covenants contained in the Agreement  at paragraphs 11, 12, 13 and all subparagraphs therein (“Restrictive Covenants”) are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position Employee holds within the Company, and that the Company would not enter into this Agreement or otherwise employ or continue to employ Employee unless Employee agrees to be bound by the Restrictive Covenants.

15. Governing Law and Jurisdiction. This letter may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.  This letter and the resolution of any disputes between you and any COCP Group member will be governed by the laws of Georgia and resolved in the state and federal courts located in Fulton County, GA.

16. Code of Conduct. You will be given copies of the Company’s employee handbook and code of conduct when you commence employment or shortly thereafter.  These contain the Company’s policies and procedures.  You are expected to abide by each of these.

17. Other terms. This letter contains all of the terms of your employment with the Company.  It supersedes any prior understandings or agreements, whether oral or written, regarding your employment.

Please indicate your agreement with these terms and accept this offer by signing and dating this letter and returning it to me.  Our employment is subject to (i) the Company satisfactorily completing background checks on you (which you authorize the Company to conduct and review) and (ii) your providing legal proof of identity and authorization to work in the United States.

This offer, if not accepted, will expire at the close of business 10 days after the date first set forth above.

Sincerely,

Cocrystal Pharma, Inc.

/s/ Jeffrey A. Meckler
Jeffrey A. Meckler
Interim Chief Executive Officer
On behalf of Cocrystal Pharma, Inc.

ACCEPTED AND AGREED TO:

/s/ Douglas Mayers                                                  September 18, 2015
Douglas Mayers                                                        Date